Alpha Natural Resources, Inc.
2005 Long-Term Incentive Plan

DIRECTOR DEFERRED COMPENSATION AGREEMENT

This Director Deferred Compensation Agreement (this “Agreement”) is dated as of the grant date (the “Grant Date”) set forth on the applicable Summary of Deferred Compensation Grant, and is between Alpha Natural Resources, Inc., a Delaware corporation, (the “Company”), and the individual named as Non-Employee Director on the Summary of Deferred Compensation Grant (“Director”).

RECITALS

WHEREAS, the Company has established its 2005 Long-Term Incentive Plan (the “Plan”) to advance the interests of the Company and its stockholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company and any parent, subsidiary or affiliate of the Company. All capitalized terms not otherwise defined in this Agreement have the same meaning given such capitalized terms in the Plan;

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the grant by the Company to Non-Employee Directors of the Board, in consideration for serving on the Board and, in the case of (v) and (vi) below, as applicable, committees of the Board: (i) an annual cash retainer for serving on the Board (“Annual Board Retainer”); (ii) annual grants payable in shares (“Shares”) of common stock of the Company (“Annual Share Grant”); (iii) a one-time grant upon beginning service on the Board payable in Shares (“Initial Share Grant”); (iv) a per-meeting fee for attendance at Board meetings (“Board Meeting Fees”); (v) an annual cash retainer for serving as the chairman of a committee of the Board (“Annual Committee Chair Retainer”); and (vi) a per-meeting fee for attendance at Board committee meetings (“Committee Meeting Fees”, and together with the Annual Board Retainer, Annual Share Grant, Initial Share Grant, Board Meeting Fee and Annual Chair Retainer, “Compensation”; the Annual Board Retainer, Board Meeting Fees, Annual Committee Chair Retainer and Committee Meeting Fees are sometimes referred to herein as “Cash Compensation”, and the Annual Share Grant and Initial Share Grant are sometimes referred to herein as “Share Compensation”);

WHEREAS, pursuant to Section 11 of the Plan, a Non-Employee Director may defer delivery of Compensation that would otherwise be payable to the Non-Employee Director under the Plan, with the permission of and on such terms as are established by the Committee (as such term is defined in the Plan) in its discretion;

WHEREAS, the Committee has determined that a Non-Employee Director may defer the receipt of such Compensation, on the terms set forth in this Agreement, by entering into this Agreement and executing and delivering to the Company an Election Form (as defined below) to that effect;

WHEREAS, Director is a Participant for purposes of the Plan;

WHEREAS, the Company and Director desire to establish the terms upon which Director may elect to defer all or a portion of his or her Compensation; and

WHEREAS, pursuant to the provisions of the Plan, the Committee or its Designated Administrator has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of the Company, and has authorized the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

Section 1. Election to Defer. Director may elect to defer, in accordance with the terms set forth in Section 2 of this Agreement, receipt of up to 100% of the Compensation payable to him or her until the date of a distribution event described in Section 4. If such an election is made, (a) the cash value of the Shares payable as Share Compensation shall be credited to the Share Unit Account (as defined below) established for the Director and converted to Share Units (as defined below) pursuant to Section 3 of this Agreement and (b) the Cash Compensation shall, at the election of the Director, either be (i) credited to the Cash Account (as defined below) established for the Director or (ii) credited to the Director’s Share Unit Account and converted to Share Units pursuant to Section 3 of this Agreement.

Section 2. Deferral Election and Election Form. Director may make an election to defer up to 100% of the Compensation payable to him or her by completing and delivering an election form in the form attached hereto as Exhibit A (the “Election Form”) to the Company. An Election Form delivered to the Company with respect to Cash Compensation shall indicate whether the amount of such Cash Compensation shall be credited to the Director’s Cash Account or Share Unit Account, provided, that if an Election Form delivered to the Company with respect to Cash Compensation does not indicate whether the amount of such Cash Compensation shall be credited to the Director’s Cash Account or Share Unit Account, the amount of such Cash Compensation shall be credited to the Director’s Cash Account. An Election Form effective for Compensation payable to the Director shall be delivered to the Company prior to the first day of the calendar year in which Director is eligible to participate in the Plan and receive such Compensation, except with respect to the Director’s Initial Share Grant, for which an Election Form shall be delivered to the Company within 30 days after the date on which Director first becomes eligible to defer such Compensation and otherwise participate in the Plan. The Election Form shall apply only to Compensation earned and otherwise payable to Director after the end of the calendar year in which such Election Form is delivered to the Company, provided however, that (a) with respect to the Initial Share Grant, or (b) in the case that Director first becomes eligible to participate in the Plan after the first day of a calendar year, Director may make an election and deliver the Election Form to the Company within 30 days after the date on which Director initially became eligible to defer such Compensation and otherwise participate in the Plan. Such an Election Form delivered in the case of (a) or (b) of the preceding sentence will apply only to Compensation earned and otherwise payable after the date on which the Election Form is delivered to the Company. Notwithstanding the above, any Election Form that covers Compensation earned and otherwise payable in calendar year 2006 will apply only to Compensation earned and otherwise payable beginning after      , 2006. An Election Form shall be irrevocable for Compensation earned and otherwise payable in the calendar year covered by such election and shall remain in effect for Compensation earned and otherwise payable in subsequent calendar years until a written notice to revise the Election Form is delivered to the Company. The revised Election Form shall apply only to Compensation earned and otherwise payable in calendar years beginning after the last day of the calendar year in which the revised Election Form is delivered to the Company.

Section 3. Director Accounts.

(a) Share Unit Accounts.

(i) Share Compensation deferred, and Cash Compensation deferred and elected by the Director to be credited to the Director’s Share Unit Account, in each case as provided in the Election Form delivered to the Company pursuant to Section 2 of this Agreement, shall be credited as a dollar amount to the Director’s share unit bookkeeping account (the “Share Unit Account”). The dollar amount so credited to each Share Unit Account shall be equal to (A) in the case of Cash Compensation, the amount of such Cash Compensation, and (B) in the case of Share Compensation, the Fair Market Value (as defined below) of the Shares on the payment dates for the Initial Share Grants and Annual Share Grants specified by the Committee. Dollar amounts credited to the Director’s Share Unit Account shall be converted as of the payment date into share units (the “Share Units”) equivalent to whole Shares. Such conversion shall be determined by dividing the dollar balance of the Director’s Share Unit Account as of such payment date by the Fair Market Value of a Share on such payment date. For purposes of this Agreement, “Fair Market Value” shall mean the closing price per share of the Company’s common stock as reported on The New York Stock Exchange, or if such date is not a regular trading date on such exchange, on the next following regular trading date. The number of Share Units for full Shares so determined shall be credited to the Director’s Share Unit Account and the aggregate value thereof shall be charged to the cash balance of the Director’s Share Unit Account. Any cash balance remaining in the Director’s Share Unit Account after such conversion, together with other subsequent credits of deferred Compensation thereto, shall be converted into Share Units to the extent possible on the next designated payment date.

(ii) Additional credits shall be made to the Director’s Share Unit Account in dollar amounts equal to the cash dividends (or the fair market value of dividends paid in property other than Shares) that the Director would have received had he or she been the owner on each cash dividend record date of a number of Shares equal to the number of Share Units in his or her Share Unit Account on such date. In the case of a dividend paid in Shares or a common stock split, additional credits will be made to a Director’s Share Unit Account of a number of Share Units equal to the number of full Shares that the Director would have received had he or she been the owner on each record date of a number of Shares equal to the number of Share Units in his or her Share Unit Account on such date. Any cash dividends (or dividends paid in property other than Shares) shall be distributed to the Director on December 31 of each year, as applicable. In the event of a stock split, stock dividend, reclassification, reorganization, redesignation, or other change in the Company’s capitalization, the number of Share Units in the Director’s Share Unit Account shall be proportionately adjusted or substituted to reflect such change.

(b) Cash Accounts. Cash Compensation deferred and elected by the Director to be credited to the Director’s Cash Account, as provided in the Election Form delivered to the Company pursuant to Section 2 of this Agreement, shall be credited as a dollar amount to the Director’s cash bookkeeping account (the “Cash Account”). The amount so credited to each Cash Account shall be equal to the amount of the Cash Compensation on the payment dates therefor specified by the Committee. Interest on the amount of the Cash Account shall be credited thereto as of the last day of each calendar quarter and shall accrue at the rate and on the terms set forth in the Summary of Deferred Compensation Grant.

(c) Book-entry Accounts. Each Share Unit Account and Cash Account (together, the “Director Accounts”) shall be maintained on the books of the Company until full payment of the balance thereof has been made to the applicable Director (or the beneficiaries of a deceased Director) as described in Section 4 below. No funds shall be set aside or earmarked for any Director Account, which shall be purely a bookkeeping device.

Section 4. Distribution of Director Accounts.

(a) Distribution of Share Unit Accounts. Upon termination and separation of the Director’s service on the Board (or, if later, any service to an affiliate) for any reason, the Company shall distribute the Director’s Share Unit Account to the Director in the form of Shares (which may be originally issued Shares or treasury Shares held by the Company or one or more of its subsidiaries) in (1) five substantially equal annual distributions starting 30 days after the date that is six months after such termination and separation, and continuing thereafter for four additional distributions or (2) a lump sum paid 30 days after the date that is six months after such termination and separation, as elected by the Director.

(b) Distribution of Cash Accounts. Upon the earlier of (i) termination and separation of the Director’s service on the Board (or, if later, any service to an affiliate) for any reason and (ii) five years after the Annual Board Retainer is credited to the Director’s Cash Account (such earlier date, the “Cash Distribution Date”), the Company shall distribute the Director’s Cash Account to the Director in the form of cash in (1) five substantially equal annual distributions starting 30 days after the Cash Distribution Date, and continuing thereafter for four additional distributions or (2) a lump sum paid within 30 days after the Cash Distribution Date, as elected by the Director.

(c) Form of Distribution; Special Circumstances.

(i) The form of distribution (lump sum or annual payments) must be specified for each Director Account at the time the initial Election Form is completed. If no form of distribution is elected, the distribution shall be in a lump sum. However, notwithstanding any provision herein to the contrary, if a Director also is a “specified employee” for purposes of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Section 409A”), then no distribution shall occur until 30 days after the date that is six months after termination and separation of service from the Company.

(ii) Notwithstanding any provision herein to the contrary, if a Director becomes disabled (as defined in Section 409A) or dies, the Director (or his or her beneficiaries in the event of his or her death) will receive the Shares and cash attributable to his or her Director Accounts in a single lump sum within 30 days after the Company receives written notice of such event, including any unpaid installments if distributions are currently being made.

(iii) Notwithstanding any provision herein to the contrary, the Director shall receive the Shares and cash attributable to his or her Director Accounts in a single lump sum within 30 days after any of the following events (each, as automatically amended from time to time to the extent necessary to qualify as a permissible distribution event under Section 409A, a “Change in Control”):

(A) a person, or several persons acting as a group, acquires more than 50% of the outstanding stock of the Company, measured by voting power or fair market value; persons will be considered to be “acting as a group” if they are owners of an entity that enters into a merger, consolidation, reorganization, or purchase or acquisition of stock, in which the Company is not the surviving entity;

(B) a person, or several persons acting as a group, acquires, during any 12-month period ending on the date of the most recent acquisition by such person or persons, 35% or more of the outstanding voting stock of the Company;

(C) a majority of the members of the Board are replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election; or

(D) a person, or several persons acting as a group, acquires, during any 12-month period ending on the date of the most recent acquisition by such person or persons, assets from the Company that have a gross fair market value equal to or greater than 40% of the gross fair market value of the Company’s assets immediately prior to such acquisition or acquisitions; “gross fair market value” means the value of the assets of the Company, or the value of the assets acquired from the Company, determined without regard to any liabilities associated with such assets.

It is intended that a Change in Control qualify as a permissible distribution event for purpose of Section 409A, and this Agreement shall be interpreted to effectuate such intent.

(iv) Notwithstanding any provision herein to the contrary, the Director may apply to the Committee or Designated Administrator for a lump sum distribution from the Director Accounts upon the occurrence of an Unforeseeable Emergency (as defined below). Amounts distributed in the case of an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution. In making the forgoing determination, the Committee or Designate Administrator shall consider the extent to which the Director’s financial hardship resulting from the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of his or her assets (to the extent such liquidation would not itself cause severe financial hardship). The foregoing determinations shall be made in accordance with any applicable Treasury Regulations or other binding guidance issued by the Internal Revenue Service. For purposes of this Agreement, “Unforeseeable Emergency” means that the Director experiences a severe financial hardship resulting from one of the following: (A) an illness or accident of the Director or his or her spouse or dependent (as defined in Code section 152(a)); (B) loss of the Director’s property due to casualty; or (C) other similar extraordinary and unforeseeable circumstances arising from events beyond the Director’s control. It is intended that an Unforeseeable Emergency qualify as a permissible distribution event for purposes of Section 409A, and this Agreement and the Plan shall be interpreted to effectuate such intent.

(v) Upon distribution pursuant to this Section 4, the Company, or its designee, shall deliver to the Director a certificate representing a number of Shares equal to the number of Share Units in the Director’s Share Unit Account, registered in the name of such Director (or his or her beneficiaries), and any remaining cash shall be distributed to the Director (or his or her beneficiaries), together with the cash distributed from the Cash Account. In the event of the Director’s death, payment of any amount due under this Agreement shall be made to the beneficiary or beneficiaries designated by the Director in a writing delivered to the Company. If the Director fails to designate a beneficiary, payment of any amount due under the Agreement shall be made to the duly appointed and qualified executor or other personal representative of the Director to be distributed in accordance with his or her will or applicable intestacy law; or in the event that there shall be no such representative duly appointed and qualified within six months after the date of death, then to such persons as, at the date of the Director’s death, would be entitled to share in the distribution of such Director’s personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.

Notwithstanding any other provision of this Agreement, if a Director’s service as a member of the Board is terminated, the Director shall not be entitled to any Compensation for any period of time after the Director’s termination.

Section 5. Nontransferability. Director Accounts, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than (i) by will or by the laws of descent and distribution or (ii) if permitted by the Committee and to the extent allowed by the Code and by law, to a grantor trust in which the Director is the sole beneficial owner pursuant to Code Section 671 and state law, and shall not be subject to execution, attachment or similar process.

Section 6. Director’s Rights Unsecured. The right of the Director or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Director nor his or her beneficiary shall have any rights in or against any amounts credited to the Director’s Share Unit Account, Cash Account or any other specific assets of the Company. All amounts credited to the Director’s Share Unit Account or Cash Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

Section 7. Tax Advisor. Nothing contained in this Agreement is intended, nor shall it be construed, as providing advice to the Director regarding the tax consequences of this Agreement and the Election Form to the Director. The Company urges the Director to consult his or her own personal tax advisor to determine the particular tax consequences of this Agreement and the Election Form to the Director, including the effect of federal, state and local taxes, and any changes in the tax laws from the date of this Agreement.

Section 8. Company’s Election to Terminate. At any time and for any reason, the Board may terminate the Agreement as to future deferrals provided that no distributions shall be made to a Director except as provided in Section 4 hereof and in compliance with Section 409A.

Section 9. Withholding for Taxes and other Deductions. The Company shall have the right to deduct from any Compensation, or from any deferral, distribution or payment thereof or withdrawal therefrom, any applicable taxes that the Company is required by applicable law to withhold and any amounts owed by the Director to the Company.

Section 10. No Right to Directorship. Nothing contained in the Plan, this Agreement, the Summary of Deferred Compensation Grant or in any Election Form shall be construed to (a) confer upon Director any right to continue to serve as a director of the Company, (b) restrict in any way the Company’s right to terminate or change the terms or conditions of Director’s directorship at any time, or (c) confer upon Director or any other person any claim or right to any Compensation or other Award or distribution under this Agreement or the Plan except in accordance with their terms.

Section 11. No Rights as a Stockholder. Director shall have no voting or any other rights as a stockholder of the Company with respect to the Share Units. Upon, but not prior to, distribution of the Share Unit Accounts in the form of Shares to Director (in accordance with Section 4 hereof), Director shall have all of the rights of a stockholder of the Company. Director’s right to receive Shares under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

Section 12. Further Assurances. Director will provide assistance reasonably requested by the Company in connection with actions taken by Director while serving as a director of the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Director was serving as a director of the Company.

Section 13. Confidentiality. Director acknowledges that the business of the Company is highly competitive and that the Company’s strategies, methods, books, records and documents, technical information concerning its products, equipment, services and processes, procurement procedures and pricing techniques, and the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special and unique assets which the Company uses in its business to obtain a competitive advantage over competitors. Director further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Director acknowledges that by reason of Director’s duties to and association with the Company, Director has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of the Company. Director hereby agrees that he or she will not, at any time, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of responsibilities as a member of the Board. Director shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Director’s legal rights and obligations as a director or under this Agreement are at issue; provided however, that Director shall, to the extent practicable and lawful in any such events, give prior notice to the Company of Director’s intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which Director will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company. In addition to any other remedy available at law or in equity, in the event of any breach by Director of the provisions of this Section 13 which is not waived in writing by the Company, all Shares and cash in the Director Accounts shall be forfeited to the Company upon the occurrence of the actions or inactions by Director constituting a breach by Director of the provisions of this Section 13.

Section 14. Expenses. Costs of administration of this Agreement will be paid by the Company.

Section 15. Notices. All notices, requests, demands, claims and other communications under this Agreement (including, but not limited to, the Election Form) shall be in writing. Any notice, request, demand, claim or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth in the Summary of Deferred Compensation Grant. Either party to this Agreement may send any notice, request, demand, claim or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Section 10.

Section 16. Waiver. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

Section 17. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and the Director and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Director and their respective heirs, representatives, successors and permitted assigns.

Section 18. Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and the Plan and Summary of Deferred Compensation Grant are made a part hereof as though fully set forth in this Agreement. Director, by execution of this Agreement, (i) represents that he or she is familiar with the terms and provisions of the Plan and the Summary of Deferred Compensation Grant, and (ii) agrees to abide by all of the terms and conditions of this Agreement, the Summary of Deferred Compensation Grant and the Plan. Director accepts as binding, conclusive and final all decisions or interpretations of the Committee or Designated Administrator of the Plan upon any question arising under the Plan, this Agreement (including, without limitation, the date of any termination of the Director’s term of service as a director of the Company) and the Summary of Deferred Compensation Grant. In the event of any conflict between the Plan and this Agreement and/or the Summary of Deferred Compensation Grant, the Plan shall control and this Agreement and/or the Summary of Deferred Compensation Grant shall be deemed to be modified accordingly, except to the extent that the Plan gives the Committee or Designated Administrator the express authority to vary the terms of the Plan by means of this Agreement and/or the Summary of Deferred Compensation Grant, in which case, this Agreement and/or the Summary of Deferred Compensation Grant shall govern.

Section 19. Entire Agreement. Except as otherwise provided herein, in any Company plan applicable to the Director, or in any other agreement between the Director and the Company, this Agreement, the Election Form, the Plan and the Summary of Deferred Compensation Grant, which the Director has reviewed and accepted in connection with the grant of the Compensation reflected by this Agreement, constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.

Section 20. Interpretation; Amendment. This agreement shall be interpreted in accordance with Section 409A and shall be administered in accordance with Section 409A. Further, other provisions of this Agreement notwithstanding, the terms of any Share Unit shall be limited so as to conform with Section 409A, and any terms which do not so conform shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions in excess of the authority permitted under Section 409A or any distribution subject to Section 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Section 409A. No amendment or modification of the terms of the Agreement shall be binding on the parties hereto unless reduced to writing and signed by the Director and the Company, provided, that the Company may, in its sole discretion and without the Director’s consent, modify or amend the terms of this Agreement or take any other action it deems necessary or advisable, to cause this Agreement to comply with Section 409A (or an exception thereto). Director recognizes and acknowledges that Section 409A may impose upon the Director certain taxes or interest charges for which the Director is and shall remain solely responsible.

Section 21. Choice of Law. To the extent not superseded by federal law, the laws of the state of Delaware (without regard to the conflicts laws of Delaware) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State and Federal Courts located in the Commonwealth of Virginia.

Section 22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 23. Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

Section 24. Acknowledgements.

(a) By submitting an Election Form, the Director acknowledges receipt of a copy of the Plan, the Summary of Deferred Compensation Grant and the prospectus relating to the Shares, and agrees to be bound by the terms and conditions set forth in the Plan, the Summary of Deferred Compensation Grant, the Election Form and this Agreement, as in effect and/or amended from time to time.

(b)  The Plan and related documents, which may include but do not necessarily include the Plan prospectus, this Agreement and financial reports of the Company, may be delivered to the Director electronically.  Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Committee’s or Designated Administrator’s discretion. Both Internet Email and access to the World Wide Web are required in order to access documents electronically.

(c)  By submitting an Election Form, the Director acknowledges that he or she has read this Section 24 and consents to the electronic delivery of the Plan and related documents, as described herein.  Director acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost if Director contacts the Vice President of Human Resources of the Company by telephone at (276) 619-4410 or by mail to One Alpha Place, P.O. Box 2345, Abingdon, VA 24212.  Director further acknowledges that he or she will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALPHA NATURAL RESOURCES, INC.

By:

Date

Its:

DIRECTOR

Date	Director’s Name

Exhibit A

ALPHA NATURAL RESOURCES, INC.
DIRECTOR DEFERRED COMPENSATION AGREEMENT

Election, Deferral and Beneficiary Designation Form
for Non-Employee Directors
under the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan

I,      , a director of Alpha Natural Resources, Inc., a Delaware corporation (the “Company”), pursuant to the Director Deferred Compensation Agreement, by and between me (as the “Director”) and the Company (the “Agreement”), hereby make the following elections with respect to my Compensation (as defined in the Agreement) on the date indicated below. Capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Agreement.

1. Irrevocable Elections Regarding Deferral of Compensation

a. Election Regarding Deferral of Annual Board Retainer

TO DEFER receipt of 100% of the Annual Board Retainer that is otherwise payable to me, and to credit such amount to my Cash Account.

TO DEFER receipt of 100% of the Annual Board Retainer that is otherwise payable to me, and to credit such amount to my Share Unit Account.

TO DEFER receipt of 50% of the Annual Board Retainer that is otherwise payable to me, and to credit such amount to my Cash Account.

TO DEFER receipt of 50% of the Annual Board Retainer that is otherwise payable to me, and to credit such amount to my Share Unit Account.

NOT TO DEFER receipt of the Annual Board Retainer payable to me.

b.	Election Regarding Deferral of Annual Committee Chair Retainer

TO DEFER receipt of 100% of the Annual Committee Chair Retainer that is otherwise payable to me, and to credit such amount to my Cash Account.

TO DEFER receipt of 100% of the Annual Committee Chair Retainer that is otherwise payable to me, and to credit such amount to my Share Unit Account.

TO DEFER receipt of 50% of the Annual Committee Chair Retainer that is otherwise payable to me, and to credit such amount to my Cash Account.

TO DEFER receipt of 50% of the Annual Committee Chair Retainer that is otherwise payable to me, and to credit such amount to my Share Unit Account.

NOT TO DEFER receipt of the Annual Committee Chair Retainer payable to me.

c. Election Regarding Deferral of Board Meeting Fees

TO DEFER receipt of 100% of the Board Meeting Fees that are otherwise payable to me, and to credit such amount to my Cash Account.

TO DEFER receipt of 100% of the Board Meeting Fees that are otherwise payable to me, and to credit such amount to my Share Unit Account.

TO DEFER receipt of 50% of the Board Meeting Fees that are otherwise payable to me, and to credit such amount to my Cash Account.

TO DEFER receipt of 50% of the Board Meeting Fees that are otherwise payable to me, and to credit such amount to my Share Unit Account.

NOT TO DEFER receipt of the Annual Board Retainer payable to me.

d.	Election Regarding Deferral of Committee Meeting Fees

TO DEFER receipt of 100% of the Committee Meeting Fees that are otherwise payable to me, and to credit such amount to my Cash Account.

TO DEFER receipt of 100% of the Committee Meeting Fees that are otherwise payable to me, and to credit such amount to my Share Unit Account.

TO DEFER receipt of 50% of the Committee Meeting Fees that are otherwise payable to me, and to credit such amount to my Cash Account.

TO DEFER receipt of 50% of the Committee Meeting Fees that are otherwise payable to me, and to credit such amount to my Share Unit Account.

NOT TO DEFER receipt of the Annual Board Retainer payable to me.

e. Election Regarding Deferral of Initial Share Grant

TO DEFER receipt of 100% of the Initial Share Grant that is otherwise payable to me.

TO DEFER receipt of 50% of the Initial Share Grant that is otherwise payable to me.

NOT TO DEFER receipt of the Initial Share Grant payable to me.

f. Election Regarding Deferral of Annual Share Grant

TO DEFER receipt of 100% of the Annual Share Grant that is otherwise payable to me.

TO DEFER receipt of 50% of the Annual Share Grant that is otherwise payable to me.

NOT TO DEFER receipt of the Annual Share Grant payable to me.

2.	Elections Regarding Form of Distribution (Subject to terms of the Agreement)

a. Election Regarding Distribution of Cash Account

To receive a lump sum payment within 30 days after the Cash Distribution Date.

To receive five substantially equal annual installments, the first installment being paid 30 days after the Cash Distribution Date.

b. Election Regarding Distribution of Share Unit Account

To receive a lump sum payment 30 days after the date that is six months after termination of service.

To receive five substantially equal annual installments, the first installment being paid 30 days after the date that is six months after termination of service.

3. Terms Common to the Elections

With respect to the foregoing elections, I understand that:

(a) except as specified below, the elections I have made will be effective for all Compensation that I earn and that is payable to me after the last day of the calendar year in which I deliver this Election Form to the Company; provided, however, that for calendar year 2006, the elections I have made will be effective for all Compensation that I earn and that is payable to me immediately after      , 2006;

(b) if I have filed this Election Form within 30 calendar days of the date on which I first become eligible to make elections with respect to my Compensation under the Agreement, the election(s) I have made will be effective for the Compensation that I earn and that is payable to me after the date that I file this Election Form with the Company; provided, however, that for calendar year 2006, the elections I have made will be effective for all Compensation that I earn and that are payable to me immediately after      , 2006;

(c) any deferral election that I have made pursuant to Section 1 above is irrevocable until the first day of the calendar year following the calendar year in which I provided written notification to the Company of my intent to change such deferral election;

(d) I may revise the election as to the form of distribution of my Compensation pursuant to Section 2 above for Compensation earned and otherwise payable in the calendar year after my delivery to the Company of a written notice of revision;

(e) neither I nor my legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares payable upon distribution of a deferred Share Unit unless and until certificates for such Shares have been issued;

(f) all payments of cash or Shares are subject to tax withholding requirements, if any;

(g) this Election Form is intended to comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder. To the extent that any elections hereunder do not comply with Section 409A or any regulations thereunder, such elections shall be deemed to be modified to be consistent with Section 409A and guidance promulgated thereunder. I agree to any changes necessary to bring this Election Form into conformity with Section 409A and the guidance promulgated thereunder;

(h) the Company has not and will not provide me with any advice or opinion regarding the tax consequences of this election and the Agreement, and I am solely responsible for obtaining my own tax advisor with respect to these matters; and

(i) in the event of any discrepancy between the Agreement and this Election Form, the Agreement shall control.

If I shall cease to be a director of the Company by reason of my death, or if I shall die after I become entitled to a distribution under the Agreement but prior to receipt of the entire distribution to which I am entitled, then all of the distribution to which I am entitled under the Agreement and which has not been distributed to me at the date of my death shall be distributed to      (insert name of beneficiary) as a lump sum as required under the Agreement. If no beneficiary is named, distributions shall be made as provided in the Agreement.

Date:

(Director’s Name)

Receipt acknowledged on behalf of the Company by:

Date:

Its